Exhibit 99.1

Nordson Corporation Reports Fiscal Year 2020 Second Quarter Results

  Sales were $529 million
  Operating profit was $125 million, or 24 percent of sales
  EBITDA was $152 million, or 29 percent of sales
  GAAP diluted EPS was $1.58
  Adjusted diluted EPS was $1.58 compared to $1.54 in the prior year’s second quarter

WESTLAKE, Ohio--(BUSINESS WIRE)--May 20, 2020--Nordson Corporation (Nasdaq: NDSN) today reported results for the second quarter of fiscal year 2020. For the quarter ended April 30, 2020, sales were $529 million, a 4 percent decrease compared to the prior year’s second quarter sales of $551 million. This change in second quarter 2020 sales included a decrease in organic volume of approximately 3 percent, growth from the first year effect of acquisitions of less than 1 percent, and a decrease related to the unfavorable effect of currency translation as compared to the prior year’s second quarter of approximately 1 percent.

In the second quarter of fiscal year 2020, reported operating profit was $125 million, net income was $92 million, and GAAP diluted earnings per share were $1.58. Prior year’s second quarter sales, operating profit, net income and GAAP diluted earnings per share were $551 million, $129 million, $92 million and $1.58, respectively. Adjusted diluted earnings per share was $1.58 in the second quarter of fiscal year 2020 compared to $1.54 in the prior year’s second quarter. A reconciliation of GAAP diluted earnings per share to adjusted diluted earnings per share and calculations for EBITDA and free cash flow before dividends are included in the attached financial exhibits.

Commenting on the company’s fiscal second quarter 2020, Sundaram Nagarajan, Nordson President and Chief Executive Officer, said, “In the second quarter, our team focused on two critical priorities – protecting the health and safety of our employees and responding to the needs of our customers. I am so thankful for their incredible commitment. One of the core strengths of Nordson is the diversity of the end markets and geographies we serve, and this diversity clearly contributed to our performance in the quarter.”

Second Quarter Segment Results

On March 30, 2020, the company announced a strategic business realignment that will better position Nordson for its next chapter of profitable growth. The company has reorganized into two segments: Industrial Precision Solutions (IPS) and Advanced Technology Solutions (ATS). The new IPS segment combines the company’s previous Adhesive Dispensing Systems and Industrial Coating Systems segments.

Industrial Precision Solutions sales decreased approximately 6 percent compared to the prior year’s second quarter, inclusive of a decrease in organic volume of approximately 4 percent and a decrease of 2 percent related to the unfavorable effects of currency translation as compared to the prior year. Relatively strong sales performance of those product lines serving consumer non-durable end markets was offset by weakness in sales of product lines serving industrial end markets. Reported operating margin in the segment was 27 percent in the quarter, as compared to 28 percent in the prior year’s second quarter. As compared to the prior year, the current year’s second quarter operating margin was negatively impacted by lower sales volume.

Advanced Technology Solutions sales decreased approximately 1 percent compared to the prior year’s second quarter, inclusive of a decrease in organic volume of 1 percent, an increase of less than 1 percent related to the first year effect of acquisitions, and a decrease of 1 percent related to the unfavorable effects of currency translation as compared to the prior year. The second quarter’s acquisitive growth includes the fiscal 2019 acquisition of Optical Control GmbH. Sales volume increases in product lines serving medical end markets and fluid dispense product lines serving electronics end markets were offset by weakness in test and inspection product lines and fluid dispense product lines serving industrial end markets. Reported operating margin in the segment was 24 percent in the current quarter, as compared to 23 percent in the prior year’s second quarter. The improvement in fiscal 2020 second quarter operating margin was primarily driven by product mix.

Detailed results by operating segment and geography are included in the attached financial exhibits.

At the end of the second quarter, the company had a cash balance of $306 million, and the full $850 million available on its revolving credit facility. The company returned value to shareholders by investing $38 million to repurchase approximately 300 thousand shares and paying $22 million in dividends during the quarter.

Outlook

Backlog for the quarter ended April 30, 2020, was approximately $456 million, an increase of 6 percent compared to the same period a year ago. Impact from the fiscal 2019 acquisition of Optical Control GmbH was not significant. Backlog amounts are calculated at April 30, 2020 exchange rates.

Due to the uncertainties of the duration and impact of the COVID-19 pandemic, the company is suspending its previously announced annual guidance for fiscal 2020.

Nagarajan said, “Though our performance through the first half of the year has been solid considering the impact of COVID-19 on the global end markets we serve, and we have a strong backlog heading into the second half of the year, we have seen a softening in order trends over the last six weeks. This is a dynamic environment, making it difficult to accurately forecast the impact this pandemic will have on our business for the remainder of the fiscal year. We have a solid foundation, fortified by the diversity of our business and our strong balance sheet. We will stay focused on the health and safety of our employees and the success of our customers, and we will continue to progress our long-term strategic priorities of accelerating organic growth, diversifying through acquisition, leveraging the Nordson Business System and focusing on talent development.”

Nordson management will provide additional commentary on these results and outlook during a conference call Thursday, May 21, 2020 at 8:30 a.m. eastern time which can be accessed at https://investors.nordson.com. For persons unable to listen to the live broadcast, a replay will be available for 14 days after the event. Information about Nordson’s investor relations and shareholder services is available from Lara Mahoney, Vice President, Investor Relations and Corporate Communications at (440) 204-9985 or lara.mahoney@nordson.com.

Except for historical information and comparisons contained herein, statements included in this release may constitute “forward-looking statements,” as defined by the Private Securities Litigation Reform Act of 1995. These statements involve a number of risks, uncertainties and other factors, as discussed in the company’s filing with the Securities and Exchange Commission that could cause actual results to differ.

Nordson Corporation engineers, manufactures and markets differentiated products and systems used for the precision dispensing of adhesives, coatings, sealants, biomaterials, polymers, plastics and other materials, fluid management, test and inspection, UV curing and plasma surface treatment, all supported by application expertise and direct global sales and service. Nordson serves a wide variety of consumer non-durable, durable and technology end markets including packaging, nonwovens, electronics, medical, appliances, energy, transportation, construction, and general product assembly and finishing. Founded in 1954 and headquartered in Westlake, Ohio, the company has operations and support offices in more than 35 countries. Visit Nordson on the web at http://www.nordson.com, @Nordson_Corp, or www.facebook.com/nordson.

NORDSON CORPORATION FINANCIAL HIGHLIGHTS (Dollars in thousands except for per-share amounts)

SECOND QUARTER PERIOD
Period Ended April 30, 2020
(Unaudited)

CONSOLIDATED STATEMENT OF INCOME
	Second Quarter		Year-to-Date
	2020	2019	2020	2019

Sales	$529,478	$ 551,119	$ 1,024,394	$ 1,049,029
Cost of sales	239,880	249,590	471,602	478,524
Selling & administrative expenses	164,569	172,633	352,670	357,328

Operating profit	125,029	128,896	200,122	213,177

Interest expense - net	(8,015)	(12,047)	(17,167)	(24,096)
Other expense - net	(429)	(568)	(3,275)	(4,757)

Income before income taxes	116,585	116,281	179,680	184,324
Income taxes	24,506	24,358	35,597	43,834

Net Income	$ 92,079	$ 91,923	$ 144,083	$ 140,490

Return on sales	17%	17%	14%	13%
Return on average shareholders' equity	22%	26%	18%	20%

Average common shares outstanding (000's)	57,677	57,288	57,672	57,498
Average common shares and
common share equivalents (000's)	58,260	58,056	58,392	58,217

Per share:

Basic earnings	$ 1.60	$ 1.60	$ 2.50	$ 2.44
Diluted earnings	$ 1.58	$ 1.58	$ 2.47	$ 2.41

Dividends paid	$ .38	$ .35	$ .76	$ .70

Total dividends	$ 21,963	$ 20,029	$ 43,878	$ 40,239

NORDSON CORPORATION FINANCIAL HIGHLIGHTS (Dollars in thousands except for per-share amounts)

CONSOLIDATED BALANCE SHEET

	April 30 2020	October 31 2019

Cash and cash equivalents	$306,255	$151,164
Receivables - net	474,913	530,765
Inventories - net	312,118	283,399
Other current assets	49,990	45,867
Total current assets	1,143,276	1,011,195

Property, plant & equipment - net	400,103	398,895
Other assets	2,199,525	2,106,357
	$3,742,904	$3,516,447

Notes payable and debt due within one year	$43,598	$168,738
Accounts payable and accrued liabilities	316,591	308,888
Total current liabilities	360,189	477,626

Long-term debt	1,237,225	1,075,404
Other liabilities	492,996	382,372
Total shareholders' equity	1,652,494	1,581,045
	$3,742,904	$3,516,447

Other information:

Employees	7,558	7,579

'Common shares outstanding (000's)	57,567	57,600

NORDSON CORPORATION FINANCIAL HIGHLIGHTS (Dollars in thousands)

SECOND QUARTER PERIOD Period Ended April 30, 2020 (Unaudited)

	Second Quarter		% Growth over 2019			Year-to-Date		% Growth over 2019
SALES BY BUSINESS SEGMENT	2020	2019	Volume	Currency	Total	2020	2019	Volume	Currency	Total

Industrial precision solutions	$282,274	$301,824	-4.5%	-2.0%	-6.5%	$546,073	$565,277	-1.9%	-1.5%	-3.4%
Advanced technology solutions	247,204	249,295	-0.2%	-0.6%	-0.8%	478,321	483,752	-0.6%	-0.5%	-1.1%

Total sales by business segment	$529,478	$551,119	-2.5%	-1.4%	-3.9%	$1,024,394	$1,049,029	-1.3%	-1.0%	-2.3%

	Second Quarter					Year-to-Date
OPERATING PROFIT BY BUSINESS SEGMENT	2020	2019				2020	2019

Industrial precision solutions	$76,454	$85,481				$132,858	$140,890
Advanced technology solutions	58,689	56,535				90,976	97,320
Corporate	(10,114)	(13,120)				(23,712)	(25,033)

Total operating profit by business segment	$125,029	$128,896				$200,122	$213,177

	Second Quarter		% Growth over 2019			Year-to-Date		% Growth over 2019
SALES BY GEOGRAPHIC REGION	2020	2019	Volume	Currency	Total	2020	2019	Volume	Currency	Total

United States	$188,933	$190,699	-0.9%	-	-0.9%	$377,433	$361,050	4.5%	-	4.5%
Americas	36,673	43,682	-11.6%	-4.4%	-16.0%	67,756	76,119	-8.3%	-2.7%	-11.0%
Europe	136,056	149,526	-6.1%	-2.9%	-9.0%	262,447	282,200	-4.6%	-2.4%	-7.0%
Japan	31,575	30,031	2.8%	2.3%	5.1%	59,127	59,078	-1.8%	1.9%	0.1%
Asia Pacific	136,241	137,181	0.9%	-1.6%	-0.7%	257,631	270,582	-3.7%	-1.1%	-4.8%

Total Sales by Geographic Region	$529,478	$551,119	-2.5%	-1.4%	-3.9%	$1,024,394	$1,049,029	-1.3%	-1.0%	-2.3%

NORDSON CORPORATION RECONCILIATION OF NON-GAAP FINANCIAL MEASURES (Dollars in thousands except for per-share amounts)

SECOND QUARTER PERIOD
Period Ended April 30, 2020
(Unaudited)

EBITDA	Second Quarter		Year-to-Date
	2020	2019	2020	2019

Net income	$92,079	$91,923	$144,083	$140,490
Adjustments:
Depreciation and amortization expense	27,046	27,740	55,664	55,488
Interest expense, net	8,015	12,047	17,167	24,096
Income taxes	24,506	24,358	35,597	43,834
EBITDA	$151,646	$156,068	$252,511	$263,908

EBITDA per diluted share	$2.60	$2.69	$4.32	$4.53

EBITDA and EBITDA per diluted share are non-GAAP financial measures used by management to evaluate the Company's ongoing operations.
Therefore, the Company believes these financial measures provide useful information to investors. EBITDA is defined as earnings before interest, taxes, depreciation and amortization. EBITDA per diluted share is defined as EBITDA divided by the Company's diluted weighted average shares outstanding.

	Second Quarter		Year-to-Date
	2020	2019	2020	2019

Diluted EPS as reported (U.S. GAAP)	$1.58	$1.58	$2.47	$2.41

Severance and restructuring	-	-	0.05	0.02
U.S. Tax Reform discrete item	-	-	-	0.08
Other discrete tax items	-	(0.04)	(0.05)	(0.05)

Diluted EPS as adjusted (Non-GAAP)	$1.58	$1.54	$2.47	$2.46

Adjusted EPS is not a measurement of financial performance under GAAP, and should not be considered as an alternative to EPS determined in accordance with GAAP. Management believes that EPS as adjusted to exclude the items in the table above assist in understanding the results of Nordson Corporation. Amounts may not add due to rounding.

Free Cash Flow Before Dividends	Second Quarter		Year-to-Date
	2020	2019	2020	2019

Net income	$92,079	$91,923	$144,083	$140,490
Depreciation and amortization	27,046	27,740	55,664	55,488
Other non-cash charges	(4,663)	4,157	2,504	10,497
Changes in operating assets and liabilities	(12,558)	(18,755)	15,928	(44,563)
Net cash provided by operating activities	101,904	105,065	218,179	161,912

Additions to property, plant and equipment	(11,955)	(12,482)	(25,835)	(26,603)
Proceeds from the sale of property, plant and equipment	39	724	104	984

Free cash flow before dividends	$89,988	$93,307	$192,448	$136,293

Free cash flow before dividends, a non-GAAP financial measure, is defined as net cash provided by operating activities less purchased property, plant and equipment and proceeds from the sale of property, plant and equipment. It is a financial measure used by management to assess its ability to generate cash in excess of its operating needs. Therefore, the Company believes this financial measure provides useful information to investors. Free cash flow before dividends is not a measure of financial performance under GAAP and should be considered in addition to, and not as a substitute for, operating cash flows or other financial measures prepared in accordance with GAAP. Our calculations of non-GAAP measures may not be comparable to the calculations of similarly titled measures reported by other companies.

Contacts

Lara Mahoney
Vice President,
Investor Relations & Corporate Communications
440.204.9985
Lara.Mahoney@nordson.com